UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2006

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ENERGY PARTNERS, LTD.
(Exact name of registrant as specified in its charter)

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Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170
(Address of principal executive offices)

(504) 569-1875
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 26, 2006, Energy Partners, Ltd. issued press releases entitled “EPL Announces Two Exploratory Successes and Schedules Call to Discuss Third Quarter 2006 Results” and “EPL Provides Update on Strategic Alternatives Process: Comments on ATS’ Decision to Effectively Decrease Its Tender Offer.” Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

                In connection with the annual renewal of its policy, the Company's Board of Directors has approved an increase of the amount of its director and officer liability insurance coverage to $50,000,000 from $25,000,000, which includes, because Woodside's obtaining the consents it seeks would cause the D&O policy to automatically terminate, the purchase of a six year runoff provision of the type that is typically acquired in conjunction with a consensual sale or merger that would become effective upon the occurrence of a change of control. The total premium for the policy is approximately $2.2 million, subject to reimbursement of a portion of the premium in certain circumstances (including if there is no change of control).

Item 9.01. Financial Statements and Exhibits.

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press release dated October 26, 2006.
99.2	Press release dated October 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
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Dated: October 27, 2006
ENERGY PARTNERS, LTD. By: /s/ John H. Peper John H. Peper Executive Vice President, General Counsel and Corporate Secretary